Exhibit (m) under Form N-1A

                                              Exhibit (I) under Item 601/Reg.S-K





                                     EXHIBIT A

                                       to the

                                        Plan



                                FEDERATED GNMA TRUST



                            Institutional Service Shares



      This Plan is adopted by Federated GNMA Trust with respect to the Class of Shares of the Trust set forth above.

      In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .25 of 1% of the average aggregate net asset value of the Institutional Service Shares of Trust held during the month.

      Witness the due execution hereof this 29th day of May, 1992.





                                    FEDERATED GNMA TRUST





                                    By:   /s/ Glen R. Johnson

                                    President